EXHIBIT 10.19
EXECUTION VERSION
ASSET CONTRIBUTION AGREEMENT
     THIS ASSET CONTRIBUTION AGREEMENT (this “Agreement”) is made and entered into this 17th day of December, 2004, by and among Z-KAT, INC., a Florida corporation (“Z-KAT”), and MAKO Surgical Corp., a Delaware corporation (“Company”).
W I T N E S S E T H
     WHEREAS, Z-KAT is the owner of One Hundred (100) shares of common stock in Company, par value $0.001 per share (the “Common Stock”), which represents all the issued and outstanding equity securities of Company;
     WHEREAS, Z-KAT is the owner of all right, title and interest in and to the assets described on Schedule 2.1 hereto (the “Assets”), such assets being substantially all of the operating assets (but not all intellectual property assets) of Z-KAT currently used by Z-KAT in the MAKO Business (as defined below);
     WHEREAS, Z-KAT, as owner of all right, title, and interest in certain other intangible assets, including certain patents, patent applications, trade secrets and copyrights (the “Z-KAT Patent Rights”) and as licensee of patents, patent applications, trade secrets and copyrights from certain third-party licensors (the “Z-KAT License Rights”, together with the Z-KAT Patent Rights, the “Necessary IP Rights”), has developed and employed the Necessary IP Rights in the business of orthopedic surgery, which includes, without limitation, the preservation, restoration, development, repair and correction of the musculoskeletal system and associated structures, including, without limitation, the spine and neck, but which expressly excludes non-bone oncology, blood vessels and vital organs, neurology (which is the medical specialty concerned with the brain, spinal cord and nervous system), non-spine neurosurgery, cranial neurosurgery, ENT and otolaryngology (the “MAKO Business”);
     WHEREAS, Z-KAT desires to contribute and transfer the Assets to Company and to exclusively and irrevocably license and/or sublicense (as the case may be) the Necessary IP Rights to Company, and Company desires to acquire the Assets from Z-KAT and license and/or sublicense (as the case may be) the Necessary IP Rights from Z-KAT, to allow the Company to own and operate the MAKO Business, in exchange for the issuance of certain capital stock of the Company, all pursuant to this Agreement as hereinafter provided; and
     WHEREAS, the contribution and transfer of the Assets and the licensure of the Necessary IP Rights are a necessary precondition to the capitalization and funding of the Company through its anticipated sale and transfer of its Series A convertible preferred stock, par value $0.001 per share (the “Series A Convertible Preferred Stock”) with cash proceeds of not less than Two Million Dollars (the “Series A Financing”).

Agreement
     NOW, THEREFORE, for and in consideration of the premises, the mutual representations, warranties and covenants herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:
1. GENERAL DEFINITIONS. For purposes of this Agreement, the following terms shall have the respective meanings set forth below:
     1.1 “Governmental Authority” shall mean any and all foreign, federal, state or local governments, Indian tribes, governmental institutions, public authorities and governmental entities of any nature whatsoever, and any subdivisions or instrumentalities thereof, including, but not limited to, departments, boards, bureaus, commissions, agencies, courts, administrations and panels, and any divisions or instrumentalities thereof, whether permanent or ad hoc now existing.
     1.2 “Governmental Requirement” shall mean any and all laws (including, but not limited to, applicable common law principles), statutes, ordinances, codes, rules, regulations, interpretations, guidelines, directions, orders, judgments, writs, injunctions, decrees, decisions or similar items or pronouncements, promulgated, issued, passed or set forth by any Governmental Authority applicable to Z-KAT or its MAKO Business.
     1.3 “Liabilities” shall mean all liabilities, obligations, losses, expenses, damages, indebtedness, claims or other amounts owed by a Person.
     1.4 “Person” shall mean any natural person, any Governmental Authority and any entity the separate existence of which is recognized by any Governmental Authority or Governmental Requirement, including, but not limited to, corporations, partnerships, joint ventures, joint stock companies, trusts, estates, companies and associations, whether organized for profit or otherwise.
     1.5 “Tax” and “Taxes” shall mean any and all income, excise, franchise or other taxes and all other charges or fees imposed or collected by any Governmental Authority or pursuant to any Governmental Requirement, and shall also include any and all penalties, interest, deficiencies, assessments and other charges with respect thereto.
     1.6 “Affiliate” of any Person shall mean any Person controlling, controlled by or under common control with such Person.
2. CONTRIBUTION OF THE ASSETS; AGREEMENT TO LICENSE; CONTRIBUTION DATE.
     2.1 Contribution. Z-KAT hereby sells, assigns, transfers and delivers to Company all right, title and interest in and to the Assets (as set forth on Schedule 2.1 hereto), free and clear of any liens or encumbrances of any nature whatsoever (except for any liens, encumbrances or obligations, if any, expressly assumed by Company hereunder). Company hereby takes delivery from Z-KAT of the Assets along with the Licenses (described below), and in consideration therefore, shall issue to Z-KAT the Contribution Consideration (as hereinafter defined) set forth in Section 3 below.
     2.2 Delivery of Assets and Transfer Documents. On or prior to the Contribution Date (hereinafter defined in Section 2.5), Z-KAT shall have taken all steps necessary to put Company in possession of the Assets, free and clear of any liens or encumbrances of any nature whatsoever (except for liens, encumbrances or obligations, if any, expressly assumed by Company hereunder), and have delivered to Company (i) duly executed assignments, as necessary, in form and substance acceptable to Company and in recordable form as appropriate, (ii) all equipment, furniture, fixture and other tangible assets utilized in the MAKO Business by Z-KAT, and (iii) such other duly executed transfer and release documents which Company has reasonably requested to evidence the transfer of the Assets to Company.
     2.3 Excluded Assets. The Assets shall not include any or all of the assets listed on Schedule 2.3 hereto (collectively, the “Excluded Assets”).
     2.4 Grant of Licenses. Z-KAT agrees to grant (i) licenses for the Z-KAT Patent Rights and (ii) sublicenses for Z-KAT License Rights which constitute all the Necessary IP Rights (collectively, the “Licenses”) to Company on the terms and subject to the conditions of that certain License Agreement, dated as the date hereof, by and between Z-KAT and Company, in the form attached hereto as Exhibit A (the “License Agreement”).
     2.5 Contribution; Contribution Date. Subject to the terms and conditions herein contained, the consummation of the transactions referred to in this Section 2 (the “Contribution”) shall take place in the Company’s principal office on December 17, 2004, or such other date and/or time as the parties may mutually determine (the “Contribution Date”); provided, however, that to the extent it is not reasonably possible to complete the transfer of particular assets hereunder (whether tangible or intangible) by that date due to required third party consents or approvals or other matters beyond Z-KAT’s control, Z-KAT shall use its commercially reasonable best efforts to complete the transfer as soon as reasonably practical thereafter and in the meantime shall make appropriate arrangements to permit the Company to utilize such assets (at no charge to the Company).
3. CONTRIBUTION CONSIDERATION.
     3.1 Contribution Consideration. The aggregate consideration for the Assets and Licenses hereunder shall be the delivery by Company to Z-KAT of (i) Four Million Two Hundred Seventy One Thousand Nine Hundred (4,271,900) shares of Common Stock (the “Retained Common Stock”); (ii) One Million Seven Hundred Forty Eight Thousand Seven Hundred Forty Six (1,748,746) shares of the Company’s Series A Convertible Preferred Stock (along with Five Hundred Seventy Seven Eighty Four (577,084) warrants to purchase the Common Stock, the “Exchanged Series A Stock”); and Two Hundred Fifty Thousand (250,000) shares of the Company’s Series A Convertible Preferred Stock (without any warrants, the “Retained Series A Stock”, together with the Retained Common Stock and the Exchanged Series A Stock, the “Contribution Consideration”), plus the assumption of the Assumed Liabilities (as defined below).

     3.2 Assumed Liabilities. The Company hereby assumes the liabilities and obligations of Z-KAT that are listed and described on Schedule 3.2 hereto (the “Assumed Liabilities”) and no others.
     3.3 Excluded Liabilities and Obligations.
          (a) Except as expressly set forth in Section 3.2 above, Company shall not assume and shall not be liable or responsible for any Liability of the MAKO Business, Z-KAT or any Affiliate of Z-KAT, or any claim against any of the foregoing parties, of any kind, whether known or unknown, contingent, absolute or otherwise (collectively, the “Excluded Liabilities”), including, without limitation, any Liabilities or claim for Liabilities (whether in contract, in tort or otherwise, and whether or not successful): (i) of or against Z-KAT or not related in any way to the MAKO Business or Assets of any of them; (ii) related to any liens, obligations or encumbrances of any nature whatsoever against or in any way related to the Assets or the MAKO Business which have not been expressly assumed by the Company hereunder to the extent any such Liability is either incurred by a Z-KAT or arises in connection with any action, omission or event occurring on or prior to the Contribution Date; (iii) related to the Taxes of Z-KAT; and (iv) all Bridge Loan Debt (as defined in Section 7.1).
          (b) Except for the Assumed Liabilities expressly provided for in Section 3.2 hereof, Z-KAT shall forever defend, indemnify and hold harmless Company (including its directors, officers, employees, agents and holders of Company securities and its and their respective successors and assigns, heirs, executors and administrators) from and against any and all Liabilities (including incidentals and consequential damages), costs and expenses (including court costs and reasonable attorney’s fees) related to or arising from the MAKO Business prior to the Contribution Date.
4. REPRESENTATIONS AND WARRANTIES OF Z-KAT. Z-KAT hereby represents and warrants to the Company as follows:
     4.1 Organization. Z-KAT is a corporation duly organized, validly existing and in good standing under the laws of the State of Florida, and is duly authorized, qualified and licensed under all applicable Governmental Requirements known to Z-KAT to carry on its respective business in the places and in the manner as now conducted.
     4.2 Approvals. The shareholders of Z-Kat and Z-Kat’s Board of Directors have each approved the Contribution of the Assets and Necessary IP Rights to the Company pursuant to this Agreement. Z-KAT has obtained all necessary approvals from third party licensors to sublicense the Z-KAT License Rights to Company hereunder.
     4.3 Effect of Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not (i) result in any breach of any of the terms or conditions of, or constitute a default under, the Charter or Bylaws or other governing documents of Z-KAT, or any commitment, mortgage, note, bond, debenture, deed of trust, contract, agreement, license or other instrument or obligation to which Z-KAT is now a party or by which Z-KAT or any of its properties, Assets or Z-KAT License Rights may be bound or affected; (ii) result in any violation of any material Governmental Requirement; (iii)

cause Company to lose the benefit of any right or privilege included in the Assets, including without limitation the HSS Agreement (as defined in Schedule 2.1 hereto); (iv) relieve any Person of any obligation (whether contractual or otherwise) or enable any Person (x) to terminate any such obligation or any right or benefit enjoyed by Z-KAT or (y) to exercise any right under any agreement in respect of the Assets, the Z-KAT License Rights or the MAKO Business, including without limitation the HSS Agreement; or (v) require notice to or the consent, authorization, approval or order of any Person not previously obtained, including without limitation with respect to the HSS Agreement.
     4.4 Properties, Assets and Leasehold Estates. Z-KAT has good and marketable title to the Assets, free and clear of all mortgages, liens, pledges, conditional sales agreements, charges, easements, covenants, assessments, options, restrictions and encumbrances of any nature whatsoever. All leases pursuant to which real property is leased in connection with the MAKO Business are in good standing, valid and enforceable with respect to their terms. Z-KAT is the owner, without material restriction or royalty payments thereon, of all Z-KAT Patent Rights included in the License Agreement and has all rights with respect to any Z-KAT License Rights included in the License Agreement, including the right in each case to license or sublicense such intellectual property to the Company. To the best of Z-KAT’s knowledge, the Z-KAT Patent Rights and the Z-KAT License Rights do not infringe any intellectual property rights of a third party.
     4.5 Solvency. Z-KAT has delivered to counsel for the investors in the Series A Financing a pro forma unaudited balance sheet immediately following the Series A Financing. Such balance sheet discloses that the fair market value of its assets shall exceed its liabilities following the contemplated Series A Financing. Z-KAT does not have any non-disclosed liability or obligation of any nature (whether absolute, accrued or contingent or otherwise) which is in excess of amounts shown or reserved therefor in such balance sheet other than liabilities or obligations incurred after the date of such balance sheet reasonably incurred in the ordinary course of business and consistent with past practice.
     4.6 Authorization. Z-KAT has full legal right, power and authority to enter into and deliver this Agreement and to consummate the transactions set forth herein and to perform all the terms and conditions hereto to be performed by it. The execution and delivery of this Agreement by Z-KAT and the performance by it of the transactions contemplated herein have been duly and validly authorized by all requisite corporate action of Z-KAT, and this Agreement has been duly and validly executed and delivered by Z-KAT and is the legal, valid and binding obligation of Z-KAT, enforceable against it in accordance with its terms, except as limited by applicable bankruptcy, moratorium, insolvency or other similar laws affecting generally the rights of creditors or by principles of equity.
5. CONDITIONS TO CONTRIBUTION. The obligations of the Company to consummate the transactions to be performed by it in connection with the Contribution is subject to satisfaction of the following conditions: (a) the representations and warranties set forth in Section 4 hereof shall be true and correct in all material respects at and as of the Contribution Date; and (b) all actions and approvals to be taken by Z-KAT in connection with consummation of the transactions contemplated hereby and all certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby will be satisfactory in form and substance to the Company. The Company may waive any condition specified in this Section 5 if it executes a writing so stating at or prior to the Contribution.
6. NATURE OF STATEMENTS AND SURVIVAL OF
INDEMNIFICATIONS, GUARANTEES, REPRESENTATIONS AND WARRANTIES OF Z-KAT. All indemnifications, guarantees, covenants, agreements, representations and warranties made by Z-KAT hereunder or pursuant hereto or in connection with the transactions contemplated hereby shall survive the Contribution but only for a period of three years after the Contribution Date, except that Sections 4.1 and 4.6 shall survive in perpetuity.
7. SPECIAL COVENANTS.
     7.1 Exchange of Exchanged Series A Stock. The parties agree that the Company shall issue the certificate representing the Exchanged Series A Stock (the “Z-KAT Certificate”) in escrow pending execution and delivery of the Exchange Agreement (as described below). Thereafter, Z-KAT shall transfer the respective portion of the Exchanged Series A Stock, and the Company shall issue certificated shares, to each participating holder of Z-KAT bridge note debt (each a “Bridge Note Holder”) in exchange for cancellation of all outstanding principal and accrued and unpaid interest of such Bridge Note Holder’s bridge loan (collectively, the “Bridge Note Debt”, all in accordance with the terms and conditions of that certain Exchange Agreement, by and among Z-KAT, the Company and each such Bridge Note Holder, contemplated for closing immediately following the Contribution Date (the “Exchange Agreement,” which is expressly incorporated herein by reference). Z-KAT agrees and covenants that the Exchanged Series A Stock shall not be transferred to any third party other than the Bridge Note Holders. Z-KAT agrees that the Company shall cancel the Z-KAT Certificate upon consummation of the Exchange Agreement.
     7.2 Liquidation of Retained Series A Stock. Z-KAT acknowledges that the Retained Series A Stock shall be transferred solely for use in satisfaction of the Excluded Liabilities (exclusive of the Bridge Note Debt) (collectively, the “Bone Fide Debt”), and Z-KAT covenants and warrants to transfer the Retained Series A Stock (including any and all proceeds thereof) solely for the purpose of satisfying such Bone Fide Debt (in each case, a “Transfer”). Any Transfer thereof shall be effective only if (i) made (A) to a bone fide creditor of Z-KAT holding Bone Fide Debt (each, a “Bone Fide Creditor”) or (B) to a Person (which shall be an “accredited investor” within the meaning of SEC Rule 501 of Regulation D) pre-approved in writing by the Company, the proceeds of which shall be immediately thereafter transferred to a Bone Fide Creditor; (ii) such Transfer complies with Article III of the Stockholders Agreement by and among Z-KAT, the Company and certain stockholders of the Company, contemplated for execution within five (5) business days following the Contribution Date (the “Stockholders Agreement,” which is expressly incorporated herein by reference), except that the option of each Investor Stockholder (as such term is defined in the Stockholders Agreement) shall run for ten (10) business days in connection with a Transfer hereunder; and (iii) each permitted transferee hereunder enters into an agreement or instrument of accession to the Stockholders Agreement whereby such assignee shall (x) become an “Additional Stockholder” under the Stockholders Agreement and (y) agree to become and remain bound by the restrictions and provisions of the Stockholders Agreement as and to the same extent as the other Stockholders (as defined in the Stockholders Agreement) party hereto.

     7.3 Cash Advance Repayment and Use Thereof. The parties acknowledge that Z-KAT and the Company are parties to that certain letter agreement, dated November 3, 2004 (the “Cash Advance Letter”), pursuant to which Z-KAT has made certain cash payments on behalf of the Company for which, pursuant to the Cash Advance Letter, the Company is obligated to make repayment upon consummation of the Series A Financing. Z-KAT and the Company hereby agree and covenants that the Company shall transfer Two Hundred Fifty Thousand Dollars ($250,000) to Z-KAT upon consummation of the Series A Financing (the “Cash Advance Repayment”), and that such Cash Advance Repayment, in conjunction with the issuance to Z-KAT of the Retained Series A Stock, shall be in full satisfaction of all amounts due pursuant to the Cash Advance Letter as of the Contribution Date. Furthermore, Z-KAT hereby covenants that the proceeds of the Cash Advance Repayment shall only be transferred to a Bone Fide Creditor holding Bone Fide Debt, absent the written consent of the Company.
     7.4 Excluded Liabilities. Notwithstanding the other covenants, promises and agreements contained in this Section 7, Z-KAT hereby covenants and agrees to use its reasonable best efforts to satisfy in full the Excluded Liabilities.
8. ASSIGNMENT OF CONTRACTS. Notwithstanding any other provision of this Agreement, nothing in this Agreement or any related document shall be construed as an attempt to assign (i) any contract which, as a matter of law or by its terms, is nonassignable without the consent of the other parties thereto unless such consent has been given, or (ii) any contract or claims as to which all of the remedies for the enforcement thereof enjoyed by a Z-KAT would not, as a matter of law or by its terms, pass to Company as an incident of the transfers and assignments to be made under this Agreement. In order, however, that the full value of every contract and claim of the character described in clauses (i) and (ii) above and all claims and demands on such contracts may be realized for the benefit of Company, Z-KAT, at the request and expense and under the direction of Company, shall for a period of three (3) years after the Contribution Date, take all such reasonable action and do or cause to be done all such things as, in the opinion of Company, will be necessary or proper in order that the obligations of Z-KAT under such contracts may be performed in such manner that the value of such contract will be preserved and will inure to the benefit of Company, and for, and to facilitate, the collection of the monies due and payable and to become due and payable thereunder to Company in and under every such contract and claim incurred after the Contribution. Z-KAT shall promptly pay over to Company all monies collected by or paid to it in respect of every such contract, claim or demand to the extent such monies are earned by the Company on or after the Contribution Date. Nothing in this Section 8 shall relieve Z-KAT of its obligation to use its best efforts to obtain any consents required for the transfer of the Assets (and all rights thereunder) and the license and sublicense of the Necessary IP Rights to Company.
9. SPECIAL PROVISIONS REGARDING EMPLOYEES OF Z-KAT. The parties hereby agree and acknowledge that, pursuant to the Cash Advance Letter, Z-KAT has provided its employees on an exclusive basis to the Company, and that effective of the Contribution Date, all such employees shall continue to provide exclusive service to the Company (which shall be solely responsible for compensation and benefits of all such employees), notwithstanding that all such employees shall remain employees of Z-KAT through December 31, 2004 and shall become employees of the Company, effective January 1, 2005 (the “Transition Arrangement”). The contemplated, non-binding roster of transitioning employees is as set forth in Schedule 9 hereto. The parties acknowledge that the Transition Arrangement is meant solely for ease of payroll administration and other human resources consideration and the parties hereby covenant to use mutual best efforts to effectuate the smooth implementation of the Transition Arrangement in accordance with purpose set forth in this Section 9. It is the intention of Company, and Z-KAT hereby acknowledges and agrees with such position, that any employee (whether of Z-KAT or otherwise) that Company hires after the Contribution Date will be a new employee of Company as of the date of hire and shall be an employee at will of Company unless otherwise agreed in writing between Company and such employee.
10. FURTHER ACTIONS. From time to time, at the request of any party hereto, the other parties hereto shall execute and deliver such instruments and take such action as may be reasonably requested to evidence the transactions contemplated hereby. Notwithstanding the foregoing, Z-KAT agrees and covenants to transfer, assign or otherwise deliver to Company all documentation (including, without limitation, any regulatory submission documents, e.g. 510k submissions, CE Mark technical files, etc. and regulatory clearances e.g., 510k clearances, EC examination certificates for CE Mark) necessary or reasonably requested, based on any Governmental Requirement, for Company to undertake and effectuate the MAKO Business.
11. GENERAL PROVISIONS.
     11.1 GOVERNING LAW; INTERPRETATION; SECTION HEADINGS. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, WITHOUT REGARD TO CONFLICT-OF-LAWS RULES AS APPLIED IN DELAWARE. THE SECTION HEADINGS CONTAINED HEREIN ARE FOR PURPOSES OF CONVENIENCE ONLY, AND SHALL NOT BE DEEMED TO CONSTITUTE A PART OF THIS AGREEMENT OR TO AFFECT THE MEANING OR INTERPRETATION OF THIS AGREEMENT IN ANY WAY.
     11.2 Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given when personally delivered, or forty-eight (48) hours after sent by United States registered mail, first-class, postage prepaid or by confirmed facsimile addressed to the Company at its address.
     11.3 Severability. Should any provision of this Agreement be held unenforceable or invalid, then the parties hereto agree that such provision shall be deemed modified for purposes of performance of this Agreement to the extent necessary to render it lawful and enforceable, or if such a modification is not possible without materially altering the intention of the parties hereto, then such provision shall be severed herefrom for purposes of performance of this Agreement.
     11.4 Entire Agreement. This Agreement and the License Agreement set forth the entire agreement and understanding of the parties hereto with respect to the transactions contemplated hereby and supersedes all prior agreements, arrangements and understandings related to the subject matter hereof.
     11.5 Binding Effect; Assignment. All the terms, provisions, covenants and conditions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the parties hereto and their respective heirs, executors, administrators, representatives, successors and assigns. This Agreement and the rights and obligations of the parties hereto shall not be assigned or delegated by any party hereto without the prior written consent of the other parties hereto.
     11.6 Execution and Delivery; Counterparts. A facsimile, telecopy or other reproduction of this Agreement may be executed by one or more parties hereto and such execution and delivery shall be considered valid, binding and effective for all purposes. At the request of any party hereto, all parties hereto agree to execute an original of this Agreement as well as any facsimile, telecopy or other reproduction hereof. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
[THIS SPACE INTENTIONALLY LEFT BLANK; SIGNATURE PAGE FOLLOWS]

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

COMPANY

ATTEST:	MAKO SURGICAL, CORP.

/s/ Menashe Frank	By: /s/ Maurice R. Ferré

Secretary:	Name: Maurice R. Ferré Title: President

Z-KAT

Z-KAT, INC.

ATTEST:

/s/ Fritz LaPorte	By: /s/ Maurice R. Ferré

Secretary:	Name: Maurice R. Ferré Title: President
[Corporate Seal]

SIGNATURE PAGE TO ASSET CONTRIBUTION AGREEMENT

SCHEDULE 2.1
LIST OF ASSETS
     (All terms used herein that are defined in the Agreement to which this Schedule is attached have the same meaning herein as set forth in such Agreement.)
     The Assets shall consist of all assets of Z-KAT utilized solely or primarily in the MAKO Business and all tangible and certain specified intangible assets utilized solely or primarily in connection with the MAKO Business and to which Z-KAT has the right, title and interest, other than the Excluded Assets listed on Schedule 2.3 hereto. The Assets specifically shall include, but not be limited to (i) the names “MAKO Surgical,” “MAKO Robotic” and all derivations thereof, (ii) all of the inventory, work-in-process, materials, furniture, fixtures, equipment, leasehold improvements, leases, tooling, telephone numbers, warranties on assets, prepaid expenses, including insurance, customer lists, drawings, software documentation, licenses and permits, books and records (other than corporate minutes and stock records), marketing materials, noncompete agreements, non-disclosure agreements, consulting agreements and employment agreements with employees of Z-Kat engaged in the business or to be hired by the Company, contracts and contract rights, including, without limitation, the Sponsored Research and Collaboration Umbrella Agreement and addendum, by and between Z-KAT and Hospital for Special Surgery, as amended June 10, 2004 (the “HSS Agreement”), inventions, copyrights, trademarks, trade names, service marks and service marks pending (if any), corporate names, royalty agreements and other proprietary rights of Z-KAT used primarily in the MAKO Business; and (iii) the following:

Deposits
Barrett Technologies — WAM Deposit	$39,750.00
Barrett Technologies — WAM Deposit	72,875.00
Barrett Technologies — Wrist Deposit	6,500.00

Total Deposits	$119,125.00

Prepaid Expenses
HSS Prepaid Services	$22,083.31

Fixed Assets
R&D Equipment, net	$34,023.04
Computer Equipment, net	35,230.87
Office Equipment & Furniture, net	37,910.46

Total Fixed Assets	$107,164.37
Note: The above balances are estimates through the closing date.

SCHEDULE 2.3
EXCLUDED ASSETS
The stock ledger and corporate minute book of Z-KAT, as well as the following retained assets:

Cash (approximate)	$246,979.68
Accounts Receivable	104,278.55
Due from Biomet	40,835.25
Inventory, net of reserve	272,432.96
Deposits	1,003.65
Prepaid Expenses	26,935.35

Fixed Assets
Manufacturing Equipment, net	$6,055.55
Loan & Demo Equipment, net	464.83
Fee-Per-Use Equipment, net	28,163.77
Leasehold Improvements, net	2,030.83
R&D Equipment — on Loan, net	34,386.46

Total Fixed Assets	$71,101.44

Patents & Licenses, net	$3,446,281.89
Goodwill, net	361,737.95
Security Deposit	8,259.26
Deferred Software Development	254,231.00
Deferred R&D Costs	205,799.92
Note: The above balances are estimates through the closing date.

SCHEDULE 3.2

ASSUMED LIABILITIES
The Company shall be responsible for all costs and expenses relating to the MAKO Business arising after the Contribution Date, including, without limitation, all obligations concerning employees as set forth in Section 9 of the Agreement, and all obligations (including, without limitation, lease and utility payments) associated with the offices in which the MAKO Business is performed.

SCHEDULE 9
TRANSITIONING EMPLOYEES

Employee	Title
Maurice Ferré	President & Chief Executive Officer
Rony Abovitz	Chief Technology Officer
Fritz LaPorte	Chief Financial Officer
Menashe Frank	General Counsel
Louis Arata, Ph.D.	Director of Software Engineering
Arthur Quaid, Ph.D.	Director of Research & Development
William Tapia	Director of Regulatory Affairs
Benjamin Hajaj	Director of Operations / Quality Assurance
Scott Illsley	Application Team Leader
Hyosig Kang, Ph.D.	Haptic Systems Scientist
Mark Leybzun	Sr. Mechanical Engineer
Dennis Moses	Sr. Systems Software Engineer
Jeetendra Bharadwaj	Mechanical Engineer
Prashant Chopra	Application Software Engineer
Viraj Alankar	Systems Administrator
Daniel Norona	Accounting Manager
Gerald Riley	Document Control Manager
Althea Brown-Walden	Office Administrator

EXHIBIT A
LICENSE AGREEMENT
[ATTACHED]